Exhibit 5.2

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

October 6, 2020

Global Blue Group Holding AG

Zürichstrasse 38

CH-8306 Brüttisellen, Switzerland

Ladies and Gentlemen:

We have acted as United States counsel to Global Blue Group Holding AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland (the “Company”), in connection with the Registration Statement on Form F-1 (File No. 333-248927) (as amended, the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to 9,766,667 warrants to purchase ordinary shares of the Company, nominal value CHF 0.01 per ordinary share, at an exercise price of $11.50 per ordinary share (the “Warrants”), originally issued by Far Point Acquisition Corporation, a Delaware corporation (“FPAC”), pursuant to the Warrant Agreement (the “Warrant Agreement”), dated as of June 11, 2018, between FPAC and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as modified by the Warrant Assumption Agreement, dated as of August 28, 2020 (the “Warrant Assumption Agreement”), between the Company and the Warrant Agent, pursuant to which the Company assumed all rights and obligations of FPAC under the Warrant Agreement. The Warrants may be sold or delivered from time to time by the selling securityholders named in the Registration Statement for an indeterminate aggregate offering price.

BEIJING	HONG KONG	HOUSTON	LONDON	LOS ANGELES	PALO ALTO	SãO PAULO	TOKYO	WASHINGTON, D.C.

We have examined the Registration Statement, the Warrant Agreement (including the form of Warrant set forth therein) and the Warrant Assumption Agreement, each of which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Warrant Agreement and the Warrant Assumption Agreement are the valid and legally binding obligations of each party thereto other than the Company.

In rendering the opinion set forth below, we have assumed that (1) the Company is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed and delivered the Warrant Assumption Agreement in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery and performance by the Company of the Warrant Assumption Agreement do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, delivery and performance by the Company of the Warrant Assumption Agreement (a) do not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) complies with all applicable regulatory requirements.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth in the paragraph above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

In addition, we express no opinion as to validity, legally binding effect or enforceability of Section 9.10 of the Warrant Agreement or Section 2(d) of the Warrant Assumption Agreement relating to the severability of provisions of the Warrant Agreement and the Warrant Assumption Agreement, respectively.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP